Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 29

(to prospectus dated June 5, 2024)

44,382 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Longevity Health Holdings, Inc. (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2026 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the OTC marketplace under the symbol “XAGE.” On August 13, 2026, the last reported sale price of our common stock was $0.222 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-40228

LONGEVITY HEALTH HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-1645738

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2403 Sidney Street, Suite 300 Pittsburgh, Pennsylvania	15203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 313-9633

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 13, 2026, the registrant had 2,475,321 shares of common stock, $0.0001 par value per share, outstanding.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,471	$706,740
Accounts receivable, net	19,546	36,500
Inventory, net	606,668	963,028
Prepaid expenses	50,031	243,823
Total current assets	711,716	1,950,091
Operating lease right of use asset	255,193	300,221
Property and equipment, net of accumulated depreciation of $801,887 and $775,783, respectively	75,517	101,621
Intangible assets, net of accumulated amortization of $57,924 and $55,652, respectively	12,822	15,094
Total assets	$1,055,248	$2,367,027

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,039,806	$4,494,923
Accrued expenses and other liabilities	2,042,944	1,843,464
Contingent liability	2,350,000	1,175,845
Loans payable	61,298	189,939
Operating lease liability	99,065	95,193
Earnout liabilities	—	49,153
Consideration payable	—	67,742
Total current liabilities	9,593,113	7,916,259
Long-term liabilities:
Earnout liabilities, net of current portion	—	102,896
Operating lease liability, net of current portion	161,582	214,745
Total liabilities	9,754,695	8,233,900

Commitments and contingencies (see Note 9)

Stockholders’ deficit:
Series A convertible voting preferred stock, $0.0001 par value; 4,243 shares authorized, -0- shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized, 2,475,321 and 1,781,738 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	247	178
Additional paid-in capital	70,392,253	69,909,893
Accumulated deficit	(79,091,947)	(75,776,944)
Total stockholders’ deficit	(8,699,447)	(5,866,873)
Total liabilities and stockholders’ deficit	$1,055,248	$2,367,027

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Gross sales	$444,967	$535,978	$869,357	$1,070,921
Discounts and allowances	(48,976)	(32,366)	(81,602)	(56,956)
Net sales	395,991	503,612	787,755	1,013,965
Cost of sales	160,455	200,954	315,194	441,484
Gross profit	235,536	302,658	472,561	572,481

Operating expenses:
Selling and marketing	191,438	345,505	462,075	626,054
Research and development	73,351	228,606	128,839	425,518
General and administrative	681,559	1,564,967	1,905,913	2,840,128
Depreciation and amortization of intangible assets	13,338	22,184	28,376	46,136
Total operating expenses	959,686	2,161,262	2,525,203	3,937,836

Loss from operations	(724,150)	(1,858,604)	(2,052,642)	(3,365,355)

Other income (expense):
Other income	89	4,357	949	10,234
Interest expense	(2,153)	(2,561)	(5,603)	(7,554)
Change in fair value of earnout liabilities	55,996	(29,630)	152,049	(29,630)
Inventory write-down	(38,917)	—	(235,601)	—
Loss on litigation settlement	(1,174,155)	—	(1,174,155)	—
Total other income (expense)	(1,159,140)	(27,834)	(1,262,361)	(26,950)

Loss from operations before income taxes	(1,883,290)	(1,886,438)	(3,315,003)	(3,392,305)

Income tax expense	—	—	—	—

Net loss	$(1,883,290)	$(1,886,438)	$(3,315,003)	$(3,392,305)

Net loss per common share - basic and diluted:	$(0.76)	$(1.56)	$(1.51)	$(3.08)

Weighted average of common shares outstanding - basic and diluted	2,475,321	1,209,809	2,189,205	1,101,174

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Three and Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at March 31, 2026	2,475,321	$247	$70,313,494	$(77,208,657)	$(6,894,916)
Stock-based compensation expense	—	—	78,759	—	78,759
Net loss	—	—	—	(1,883,290)	(1,883,290)
Balance at June 30, 2026	2,475,321	$247	$70,392,253	$(79,091,947)	$(8,699,447)

Balance at March 31, 2025	1,004,117	$100	$66,572,144	$(70,377,529)	$(3,805,285)
Common Stock issued, net of costs	479,621	48	1,759,818	—	1,759,866
Stock-based compensation expense	—	—	194,323	—	194,323
Net loss	—	—	—	(1,886,438)	(1,886,438)
Balance at June 30, 2025	1,483,738	$148	$68,526,285	$(72,263,967)	$(3,737,534)

Balance at January 1, 2026	1,781,738	$178	$69,909,893	$(75,776,944)	$(5,866,873)
Common Stock issued, net of costs	689,656	69	189,932	—	190,001
Common Stock issued for Elevai Acquisition	3,927	—	67,742	—	67,742
Stock-based compensation expense	—	—	224,686	—	224,686
Net loss	—	—	—	(3,315,003)	(3,315,003)
Balance at June 30, 2026	2,475,321	$247	$70,392,253	$(79,091,947)	$(8,699,447)

Balance at January 1, 2025	696,969	$70	$64,158,930	$(68,871,662)	$(4,712,662)
Common Stock issued, net of costs	748,461	74	3,397,402	—	3,397,476
Common Stock issued for Elevai Acquisition	38,308	4	660,801	—	660,805
Stock-based compensation expense	—	—	309,152	—	309,152
Net loss	—	—	—	(3,392,305)	(3,392,305)
Balance at June 30, 2025	1,483,738	$148	$68,526,285	$(72,263,967)	$(3,737,534)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss from continuing operations	$(3,315,003)	$(3,392,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	224,686	309,152
Depreciation and amortization of intangible assets	28,376	46,136
Amortization of right of use assets	45,028	93,174
Change in fair value of earnout liabilities	(152,049)	29,630
Inventory write-down	235,601	—
Changes in operating assets and liabilities:
Accounts receivable	16,954	26,155
Inventory	120,759	222,210
Prepaid expenses	217,249	321,096
Accounts payable	544,883	258,791
Accrued expenses and other liabilities	199,480	592,530
Contingent liabilities	1,174,155	—
Lease liability	(49,291)	(95,712)
Net cash used in operating activities	(709,172)	(1,589,143)

Cash flows from investing activities
Cash paid for Elevai Acquisition transaction costs	—	(150,000)
Cash paid for offering costs	—	(15,000)
Net cash used in investing activities	—	(165,000)

Cash flows from financing activities:
Proceeds from issuance of Common Stock, net of costs	190,001	3,397,476
Proceeds from short-term borrowings	50,000	—
Repayment of loans	(202,098)	(249,273)
Net cash provided by financing activities	37,903	3,148,203

Net (decrease) increase in cash and cash equivalents	(671,269)	1,394,060
Cash and cash equivalents - beginning of period	706,740	157,139
Cash and cash equivalents - end of period	$35,471	$1,551,199

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Supplemental cash flow information:
Interest paid	$5,603	$7,554
Income taxes paid	—	—

Non-cash investing and financing activities:
Insurance premium financing agreements	$23,457	$24,787
Fair value of shares issued in Elevai Acquisition	67,742	660,805
Consideration payable	—	67,742
Earnout liabilities in Elevai Acquisition	—	301,633

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONGEVITY HEALTH HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Unless the context requires otherwise, references to the “Company” are intended to refer to Longevity Health Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. The Company is a bio-aesthetics company focused on longevity and healthy aging. The Company’s cosmetic skincare and haircare products support skin and hair health and are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. The Company primarily sells its products in the United States through three channels: business-to-business, direct-to-consumer, and distributor sales. The Company’s operations are based in Pittsburgh, Pennsylvania. The Company operates as a single segment, with all of its operations located in the United States.

Risks and Uncertainties

Economic uncertainty in global markets, driven by geopolitical tensions, including ongoing conflicts in Europe and the Middle East, trade disputes, economic sanctions, and tariffs, has contributed to volatility in commodity prices, supply chain disruptions, inflationary pressures, and fluctuating interest rates. These conditions could materially and adversely affect the Company's business, financial condition, and results of operations if they persist or worsen.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The accompanying unaudited condensed consolidated financial statements include all adjustments that are of a normal recurring nature and necessary for the fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Reclassifications

Certain prior period amounts in the unaudited condensed consolidated financial statements have been reclassified to conform to the current period presentation. Specifically, $1,175,845 previously included in accrued interest has been reclassified into contingent liabilities to better reflect the nature of the balance. This reclassification had no effect on previously recorded total liabilities.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. If the underlying estimates and assumptions upon which the unaudited condensed consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying unaudited condensed consolidated financial statements.

Acquisitions

The Elevai Acquisition (as defined in Note 4) is accounted for as an asset purchase as it did not meet the screening test under GAAP to be considered a business in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). As such, the Purchased Assets and the Assumed Liabilities (each as defined in Note 4) are recognized at fair value, with the excess of the fair value of the purchase consideration allocated to the non-financial assets acquired.

The allocation of the purchase consideration requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed. These estimates are based on information obtained from management of the acquired companies and historical experience. Such estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable, and if different estimates were used, the purchase consideration for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that the Company has made.

Segment Reporting

ASC Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organizational structure used by the Company's chief executive officer, who is its chief operating decision maker for making operating and investment decisions and for assessing performance. The Company’s chief executive officer views the Company’s operations and manages its business in one operating segment, which is principally the business of developing and commercializing bio-aesthetic products.

Cash and Cash Equivalents

Cash includes cash on hand and demand deposit accounts, and cash equivalents include highly liquid instruments with maturities of three months or less. Cash and cash equivalents are held by financial institutions and are federally insured up to certain limits. At times, the Company’s cash and cash equivalents balance exceeds the federally insured limits, which potentially subjects the Company to concentrations of credit risk. As of June 30, 2026, the Company had no cash balances in excess of such limits. As of June 30, 2026 and December 31, 2025, the Company had cash equivalents of $25,023 and $25,689, respectively.

Accounts Receivable

Accounts receivable are recorded at the original invoice amount. Receivables are considered past due based on the contractual payment terms. The Company reserves a percentage of its trade receivable balance based on collection history and current economic trends that it expects will impact the level of credit losses over the life of the Company’s receivables. These reserves are re-evaluated on a regular basis and adjusted as needed. Once a receivable is deemed to be uncollectible, it is charged against the reserve. The Company had a reserve for uncollectible receivables of $7,224 as of June 30, 2026 and no such reserves as of December 31, 2025.

Inventory

The Company’s inventory consists of raw materials, work-in-process, and finished goods and is stated at the lower of cost or net realizable value. Cost is calculated by applying the average cost method. The Company regularly reviews inventory on hand and writes down any inventory that it believes to be impaired to its net realizable value. Management considers forecast demand in relation to the inventory on hand, the competitiveness of product offerings, market conditions, and product life cycles when determining excess and obsolescence and net realizable value adjustments. For the three and six months ended June 30, 2026, the Company recorded inventory write‑downs of $4,576 and $111,898, respectively, related to the expiration of raw materials. In addition, for the three and six months ended June 30, 2026, the Company recorded an increase of $34,341 and $123,703, respectively, in the reserve for excess inventory based on its inventory aging, demand forecasts, and product expiration profiles. Such reserve totaled $123,703 as of June 30, 2026. As of December 31, 2025, management concluded that no such reserve was necessary.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. Fixed assets are depreciated using the straight-line method, utilizing the following estimated useful lives:

●	Equipment – 5-7 years
●	Leasehold improvements – The lesser of 10 years or the remaining life of the lease
●	Furniture and fixtures – 7 years

Intangible Assets

Finite-lived intangible assets are related to patent costs directly associated with the submission of Company patent applications. These intangible assets are carried at cost and amortized based on an estimated economic benefit period of 16 years. The Company evaluates finite-lived intangible assets for impairment by assessing the recoverability of these assets whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such intangible assets may not be sufficient to support the net book value of such assets. An impairment charge is recognized in the period of identification to the extent the carrying amount of an asset exceeds the fair value of such asset. Significant judgments required in assessing the impairment of intangible assets include the assumption that the Company only has a single reporting unit, identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and whether an impairment exists and, if so, the amount of that impairment. No asset impairment was recognized during the six months ended June 30, 2026 and 2025.

Leases

The Company accounts for leases in accordance with ASC 842, Leases (“ASC 842”). The Company determines if an arrangement contains a lease at inception as defined by ASC 842. To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. Lease expense is recognized on a straight-line basis over the lease term.

Warrant and Option Valuation

The Company computes the fair value of warrants and options granted using the Black-Scholes option pricing model. The expected term used for warrants and options issued to non-employees is the contractual life, and the expected term used for options issued to employees and directors is the estimated period that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” grants for stock options. The Company utilizes an expected volatility figure based on a review of the historical volatilities of the Company’s Common Stock and similarly positioned public companies within its industry over a period equivalent to the expected life of the instrument. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The Company’s stock price was derived from 409A valuations prior to July 14, 2023 and market price for all options and warrants granted thereafter.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective adoption method. Under ASC 606, revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. Revenue is recognized based on the following five-step model:

●	Identification of the contract with a customer
●	Identification of the performance obligations in the contract
●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily sells its cosmetic products to customers within the United States. Revenues from product sales are recognized when the customer obtains control of the product, which occurs at a point in time, typically upon shipment, at a standard transaction price for the specific product sold.

The Company has elected to apply the significant financing practical expedient, as allowed under ASC 606. As a result, the Company does not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Company transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less. The Company has standard payment terms that generally require payment within 30 days. The Company had no material contract assets, contract liabilities, or deferred contract costs as of June 30, 2026 and December 31, 2025. The Company expenses the costs to obtain a contract as incurred when the amortization period is less than one year.

Cost of Sales

Cost of sales is comprised of all costs to manufacture and package the Company's products, third-party logistics and distribution costs. Cost of sales also includes the Royalties (as defined in Note 4) on the net sales of Elevai products existing as of the closing of the Elevai Acquisition and the royalties related to the Yuva License, as detailed in Note 9.

Selling and Marketing Expenses

Selling and marketing expenses are recognized as incurred and consist primarily of advertising costs, commissions and distribution and marketing costs. Sales and marketing expenses totaled $191,438 and $345,505 for the three months ended June 30, 2026 and 2025, respectively, and $462,075 and $626,054 for the six months ended June 30, 2026 and 2025, respectively.

Research and Development Expenses

Research and development expenses are expensed as incurred and consist principally of personnel costs, laboratory facility expenses, laboratory supplies and consumables, and third-party testing services.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation-Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards in the unaudited condensed consolidated statements of operations. For stock options issued, the Company estimates each option’s grant-date fair value using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates, and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, generally the vesting term. Forfeitures are recorded as incurred instead of estimated at the time of grant and revised.

Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. The Company computes basic loss per share by dividing the loss attributable to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. The Company’s options and warrants could potentially be exercised or converted into Common Stock and then share in the earnings of the Company. However, these instruments were excluded when calculating diluted loss per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Potentially dilutive securities, which are not included in diluted weighted average shares outstanding for the periods ended June 30, 2026 and 2025, consist of the following (in common stock equivalents):

	June 30,
	2026	2025
Common Stock options	42,211	104,191
Common Stock warrants	447,673	745,701
Total Common Stock equivalents	489,884	849,892

Fair Value Measurements and Fair Value of Financial Instruments

The Company categorizes its assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with GAAP as detailed below. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

●	Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
●

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●

Level 3 - Inputs are unobservable inputs that reflect the reporting entity’s assumptions on the assumptions the market participants would use to price the asset or liability based on the best available information.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, consideration payable, and related party loans payable approximates fair value because of the short-term maturity of such instruments. Under the fair value hierarchy, cash and cash equivalents are classified as Level 1. Other financial assets and liabilities are categorized based on a hierarchy of inputs as follows:

	June 30, 2026		December 31, 2025		Fair Value
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Input Hierarchy
Money market accounts	$25,023	$25,023	$25,689	$25,689	Level 1
Earnout liabilities	—	—	152,049	152,049	Level 3

Changes in the fair value of Level 3 financial assets and liabilities for the six months ended June 30, 2026 and 2025 are as follows:

	June 30,
Earnout Liabilities:	2026	2025
Balance, beginning of year	$152,049	$—
Initial recognition	—	301,633
Change in fair value	(152,049)	29,630
Balance, end of period	$—	$331,263

In connection with the Elevai Acquisition, the Seller (as defined in Note 4) is entitled to a $56,525 cash earnout to be paid within 60 days following the sale of certain inventory as described in Note 4. In addition, the Buyer (as defined in Note 4) will pay the Seller a one-time payment of $500,000 if the Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the closing of the Elevai Acquisition, as described in Note 4.

The fair value of the earnout liability associated with the sale of inventory was estimated using the following assumptions:

	June 30,	December 31,
	2026	2025
Discount rate	21%	21%
Probability of milestone achievement	0%	100%
Expected term (in years)	0.50	1.00

The fair value of the earnout liability associated with the hair and scalp products was estimated using the following assumptions:

	June 30,	December 31,
	2026	2025
Discount rate	21%	21%
Probability of milestone achievement	0%	25%
Expected term (in years)	0.54	1.04

Concentration of Risk

The Company has one key supplier that accounts for a significant portion of the costs incurred in purchasing and producing inventory. During the year ended December 31, 2025, this supplier represented approximately 40% of the cost of new inventory produced. The loss of this supplier could result in a significant but temporary disruption in production and adversely affect near-term financial results. For the six months ended June 30, 2026, there was no such concentration.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then revalued at each reporting date, with changes in fair value reported in the unaudited condensed consolidated statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the unaudited condensed consolidated balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Instruments

The Company accounts for warrants issued in accordance with the guidance contained in ASC 815. Under ASC 815-40, the warrants meet the criteria for equity treatment and, as such, will be recorded in stockholders’ equity. If the warrants no longer meet the criteria for equity treatment, they will be recorded as a liability and remeasured each period, with changes recorded in the unaudited condensed consolidated statement of operations.

Related Parties

Related parties, which may be an entity or individual, are considered to be related if either the Company or the other party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or significant influence.

Recently Adopted Accounting Pronouncements

The Company adopted Accounting Standards Update (“ASU”) 2023‑09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, on January 1, 2025, using the retrospective transition method. Adoption did not have a material impact on the Company’s unaudited condensed consolidated financial position, results of operations, or cash flows, but resulted in enhanced disclosures related to the rate reconciliation and income taxes paid.

In November 2024, the FASB issued ASU 2024‑03, Income Statement - Reporting Comprehensive Income (Topic 220): Disaggregation Disclosures (Subtopic 220‑40): Disaggregation of Income Statement Expenses, as clarified by ASU 2025‑01 in January 2025, which requires public business entities to provide additional tabular disclosures that disaggregate specified natural expense categories (such as purchases of inventory, employee compensation, depreciation and intangible asset amortization) within relevant expense captions and to disclose total selling expenses and the Company’s definition of selling expenses. The guidance, which is effective for the Company for annual periods beginning after December 15, 2026, and interim periods within annual periods beginning after December 15, 2027, with retrospective application to all periods presented and early adoption permitted, is not expected to have a material impact on the Company’s unaudited condensed consolidated financial statements but will result in expanded disclosures in the notes to the unaudited condensed consolidated financial statements. The Company is currently evaluating the impact of this standard, including which income statement expense captions will be considered relevant and the disaggregation approach it will apply.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The unaudited condensed consolidated financial statements were prepared under the assumption that the Company would continue its operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. The Company had cash and cash equivalents of $35,471 and negative net working capital of $8,881,397 as of June 30, 2026, and a net loss of $3,315,003 and negative net cash flow from operations of $709,172 for the six months ended June 30, 2026.

Due to its current and potential liabilities, the cash available to the Company may not be sufficient to allow the Company to operate for at least 12 months from the date these unaudited condensed consolidated financial statements are available for issuance. The Company may need to raise additional capital through equity or debt issuances. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing payroll expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans that may alleviate substantial doubt about the Company’s ability to continue as a going concern include (i) raising additional debt or equity financing and (ii) the acquisition of cash flow-generating assets or businesses. Although the Company has been successful in raising funds in the past, and expects to do so in the future, there are no guarantees that it will be able to raise funds as anticipated.

NOTE 4 – ASSET ACQUISITION

On January 16, 2025 (the “Elevai Closing Date”), the Company completed, through its wholly owned subsidiary, Elevai Skincare, Inc. (formerly Cutis Cura Corporation), a Delaware corporation (the “Buyer”), the acquisition of substantially all of the assets (the “Purchased Assets”), and the assumption of certain of the liabilities (the “Assumed Liabilities”), of PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (the “Parent”), and PMGC Impasse Corp. (formerly Elevai Skincare, Inc.), a Delaware corporation and a wholly owned subsidiary of the Parent (the “Seller”), related to the Seller’s skincare and haircare business (“Elevai Skincare”), pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”) (the “Elevai Acquisition”).

The purchase consideration for the Elevai Acquisition consisted of (i) 38,308 shares of Common Stock issued by the Company to the Seller (the “Closing Shares”) at the closing of the Elevai Acquisition (the “Elevai Closing”), and 3,927 additional shares of Common Stock to be withheld by the Company for 12 months after the Elevai Closing to secure the indemnification obligations of the Seller and the Parent under the Asset Purchase Agreement and (ii) the Buyer’s assumption of the Assumed Liabilities. In addition, the Buyer will pay to the Seller, for each year ending on the anniversary of the Elevai Closing Date during the five-year period following the Elevai Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of the Buyer generated during such year from the Seller’s existing products as of the Elevai Closing (the “Royalties”). The Seller is also entitled to $56,525 in cash to be paid within 60 days following the sale by the Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets and the Buyer will pay the Seller, if and when payable, a one-time payment of $500,000 if the Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Elevai Closing on or before the 24-month anniversary of the Elevai Closing Date (collectively, the “Elevai Earnout”).

The consideration in the Elevai Acquisition (the “Elevai Consideration”) as of the Elevai Closing consisted of the following:

Common Stock - 38,308 shares issued	$660,805
Common Stock - 3,927 shares withheld	67,742
Earnout liabilities	301,633
Estimated costs related to acquisition	150,000
Total estimated value of consideration transferred	$1,180,180

The Elevai Acquisition is accounted for as an asset purchase as it did not meet the screening test under GAAP to be considered a business pursuant to ASC 805. As such, the Purchased Assets and the Assumed Liabilities are recognized at fair value, with the excess of the fair value of the purchase consideration allocated to the non-financial assets acquired. For purposes of estimating the fair value of the assets acquired and liabilities assumed, where applicable, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

In accordance with ASC 815-40, as the Elevai Earnout was not indexed to the Common Stock, it was accounted for as a liability at the Elevai Closing and is subsequently remeasured at each reporting date with changes in fair value recorded in the unaudited condensed consolidated statements of operations.

The total purchase consideration transferred in the Elevai Acquisition has been allocated to the Purchased Assets and Assumed Liabilities based on their fair values. The allocation of the purchase consideration as of the Elevai Closing was as follows:

Accounts receivable	$76,555
Inventory	1,286,139
Prepaid expenses and deposits	94,567
Right of use asset	51,721
Property and equipment	47,618
Total assets	1,556,600
Accounts payable	309,974
Customer deposits	13,806
Operating lease liability	52,640
Net assets to be acquired	$1,180,180

The Company estimated the fair value of the acquired inventories based on the selling price less costs to sell and recorded a fair value step-up of approximately $410,145 at the Elevai Closing Date. The fair value step-up is recognized in cost of sales as the related products are sold.

The Company determined that the Elevai Acquisition was deemed significant to the Company in accordance with Rule 3-05 of Regulation S-X. As required by ASC 805, the following unaudited pro forma consolidated statements of operations for the six months ended June 30, 2026 and 2025 give effect to the Elevai Acquisition as if it had been completed on January 1, 2025. The unaudited pro forma financial information below is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been during the periods presented had the Elevai Acquisition been completed during the periods presented. In addition, the unaudited pro forma financial information does not purport to project future operating results. The pro forma consolidated statements of operations do not fully reflect: (i) any anticipated synergies (or costs to achieve synergies) or (ii) the impact of non-recurring items directly related to the Elevai Acquisition.

	Three months ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales from the unaudited condensed consolidated statements of operations	$395,991	$503,612	$787,755	$1,013,965
Add: Elevai Skincare net sales not reflected in the unaudited condensed consolidated statements of operations	—	—	—	152,381
Unaudited pro forma net sales	$395,991	$503,612	$787,755	$1,166,346

Net loss from the unaudited condensed consolidated statements of operations	$(1,883,290)	$(1,886,438)	$(3,315,003)	$(3,392,305)
Add: Inventory step-up adjustment recognized in cost of sales	—	151,689	—	386,341
Add: Elevai Skincare net loss not reflected in the unaudited condensed consolidated statements of operations	—	—	—	(27,644)
Unaudited pro forma net loss	$(1,883,290)	$(1,734,749)	$(3,315,003)	$(3,033,608)

NOTE 5 – INVENTORY

Inventory consists of the following:

	June 30,	December 31,
	2026	2025
Raw materials	$331,070	$441,786
Work-in-process	16,044	4,377
Finished goods	259,554	516,865
Total	$606,668	$963,028

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment included in continuing operations consist of the following:

	June 30,	December 31,
	2026	2025
Lab equipment	$747,069	$747,069
Leasehold improvements	115,333	115,333
Furniture and fixtures	15,002	15,002
	877,404	877,404
Less: accumulated depreciation	(801,887)	(775,783)
Property and equipment, net	$75,517	$101,621

Depreciation expense included in continuing operations was $12,202 and $21,047 for the three months ended June 30, 2026 and 2025, respectively, and $26,104 and $43,862 for the six months ended June 30, 2026 and 2025, respectively.

NOTE 7 – ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following amounts:

	June 30,	December 31,
	2026	2025
Accrued compensation	$668,050	$668,050
Accrued professional fees	393,500	730,860
Accrued severance	330,000	—
Accrued board fees	250,000	125,000
Accrued royalties	207,028	144,937
Accrued franchise taxes	100,000	133,602
Other accrued expenses	94,366	41,015
Accrued expenses and other liabilities	$2,042,944	$1,843,464

NOTE 8 – DEBT

Insurance Premium Financing

In March 2026, the Company entered into agreements with a third party to finance $23,457 in premiums on two insurance policies. These financing agreements have total monthly payments of $2,064, accrue interest at a rate of 10.99% and mature in the first quarter of 2027. As of June 30, 2026, there was $16,096 of principal outstanding under these financing agreements.

In July 2025, the Company entered into an agreement with a third party to finance a $364,692 premium on an insurance policy. This financing agreement has a monthly payment of $31,736, accrues interest at a rate of 8.74%, and matures in June 2026. As of June 30, 2026 and December 31, 2025, there was $0 and $185,656, respectively, of principal outstanding under this financing agreement.

In April 2025, the Company entered into an agreement with a third party to finance a $24,787 premium on an insurance policy. This financing agreement had a monthly payment amount of $2,170, accrued interest at a rate of 10.99% and matured in February 2026. As of June 30, 2026 and December 31, 2025, there was $0 and $4,283, respectively, of principal outstanding under this financing agreement.

In July 2024, the Company entered into an agreement with a third party to finance a $423,687 premium on an insurance policy. This financing agreement had a monthly payment of $40,467, accrued interest at a rate of 9.99%, and matured in June 2025. As of June 30, 2026 and December 31, 2025, there was $0 of principal outstanding under this financing agreement.

Interest expense on these financing agreements totaled $1,889 and $2,561 for the three months ended June 30, 2026 and 2025, respectively, and $5,339 and $7,554 for the six months ended June 30, 2026 and 2025, respectively.

Short-Term Debt

In June 2026, the Company entered into a revolving credit facility offered and administered by Shopify, Inc .and originated and financed by WebBank, an FDIC-insured bank. Under the terms of the agreement, the Company received aggregate proceeds of $50,000 in June 2026, which is being repaid through a daily remittance of 25% of the Company's gross sales processed through the Shopify platform. In lieu of a stated interest rate, the Company is charged a monthly fee, which may vary by each withdrawal, based on the average daily outstanding balance. As of June 30, 2026, the weighted average fee on the outstanding borrowings was 1.54%. Each withdrawal, together with accrued fees, is due in full no later than 18 months from its withdrawal date. As amounts are repaid, borrowing capacity is restored, and additional withdrawals may be requested.

As of June 30, 2026, the outstanding balance under the facility was $45,202, which is expected to be fully repaid within approximately six months. The fees, which are recognized as a component of interest expense, totaled $264 for the three and six months ended June 30, 2026.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Elevai Royalties

In conjunction with the Elevai Acquisition, the Company will pay the Seller the Royalties (as defined in Note 4) for each year ending on the anniversary of the Elevai Closing Date during the five-year period following the Elevai Closing. The Royalties earned with respect to each fiscal year are payable within five business days of the filing of the Company’s Annual Report on Form 10-K for that fiscal year. The Company recognized expense related to the Royalties of $17,590 and $24,451 for the three months ended June 30, 2026 and 2025, respectively, and $37,091 and $49,576 for the six months ended June 30, 2026 and 2025. As of June 30, 2026 and December 31, 2025, accrued Royalties totaled $132,028 and $94,937, respectively, which are included as a component of accrued expenses in the accompanying unaudited condensed consolidated balance sheets.

Yuva License Agreement

The Company’s haircare product acquired in the Elevai Acquisition utilizes proprietary compounds licensed from Yuva BioSciences, Inc. (“Yuva”) pursuant to the Collaboration and License Agreement, dated November 28, 2023 (the “Yuva License”), by and between Yuva and the Buyer (as assignee of the Parent). This license provides the Buyer with a non-exclusive, non-transferable, non-assignable, royalty-bearing right to certain of Yuva’s intellectual property, with the right to sublicense, to develop, manufacture, and commercialize skincare products in the United States, Canada, and other mutually agreed-to territories that contain Yuva’s proprietary compound and the Buyer’s exosome-based ingredients or skincare products and Elevai ExosomesTM, which serve as a carrier for Yuva’s proprietary compound. In accordance with the terms of the Yuva License, the Buyer is obligated to pay earned royalties based on net sales of Elevai haircare products, with a minimum royalty of $50,000 due for the years ending December 31, 2026 and 2025. Royalty expense related to the Yuva License was $12,500 and $25,000 for the three months ended June 30, 2026 and 2025, respectively, and $25,000 for each of the six months ended June 30, 2026 and 2025, respectively. Accrued royalties related to the Yuva License as of June 30, 2026 and December 31, 2025 totaled $75,000 and $50,000, respectively, which are included as a component of accrued expenses in the accompanying unaudited condensed consolidated balance sheets.

Bonus Awards

During 2025, the Board awarded performance-based bonuses to certain executives totaling $668,050. The payment of these bonuses is contingent upon the Company achieving specific liquidity and capital raising milestones, which management has determined are probable of achievement. Accordingly, the full amount of the awarded bonuses has been included as a component of accrued expenses in the accompanying unaudited condensed consolidated balance sheets as of June 30, 2026 and December 31, 2025.

Convertible Notes/Contingent Liability

On January 19, 2022, the Company issued two senior secured convertible notes (the “Convertible Notes”) of $1,111,111 each to two investors (the “Holders”), due on January 19, 2023. The Convertible Notes bore interest at 10% (18% upon default). The Convertible Notes were collateralized by certain of the assets (including current and future intellectual property) of the Company. In addition, each of the Holders received warrants to subscribe for and purchase up to 5,180 shares of Common Stock (the “Convertible Note Warrants”). Each Convertible Note Warrant is exercisable at a price of $4.80 per warrant share, vested immediately, and has a term of five years.

On July 19, 2022, the Company defaulted on the Convertible Notes. Under the terms of the Convertible Notes, upon an event of default, there would be a 25% increase to the outstanding principal, in addition to the interest rate increasing from 10% to 18%.

On November 2, 2022, the Company received a letter (“Notice of Acceleration”) from one of the Holders, notifying it of an event of default under the Convertible Notes. The Company entered into an agreement with such Holder, Puritan Partners LLC (“Puritan”), in connection with the Notice of Acceleration on December 19, 2022. Based on the representations, warranties and agreements and in consideration of the Company’s agreement to pay Puritan (i) the outstanding principal amount, plus accrued interest, late fees and all other amounts then owed as specified in the Convertible Notes and (ii) 833 freely tradable shares of Common Stock (not subject to lock-up or any other restrictions on transfer) at a price of $300.00 per share, Puritan withdrew and rescinded the Notice of Acceleration, and such Notice of Acceleration was deemed null and void and had no further force or effect.

Subsequent to the closing of the Company’s business combination with Carmell Therapeutics Corporation in July 2023 (the “Business Combination”), the Company repaid $2,649,874 to the Holders, which represented the original principal amount of the Convertible Notes plus accrued interest at a rate of 25%, which the Company believed was the maximum rate permissible under New York State usury laws. In addition, the Company issued Puritan 833 freely tradable shares of Common Stock. In the fourth quarter of 2023, both Holders provided notice to the Company demanding additional payment of principal and interest on the Convertible Notes in an approximate amount of $600,000 per Holder at the closing of the Business Combination with additional interest thereon. In the case of Puritan, following the Business Combination, Puritan alleged that the Business Combination constituted a “Fundamental Transaction” under the terms of the Convertible Note Warrants, resulting in a purported right for Puritan to require the Company to repurchase such Convertible Note Warrants at a purchase price equal to the Black-Scholes Value of the unexercised portion of such Convertible Note Warrants as of the closing of the Business Combination. Puritan calculated the cash amount of such repurchase to be $1,914,123. In October 2023, the other Holder demanded to be provided with its share of the Convertible Note Warrants. No further demands have been received from this holder.

On November 8, 2023, Puritan filed a complaint captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., Index No. 655566/2023 (New York Supreme Court, New York County), naming the Company as a defendant. In the complaint, Puritan asserts that the Company breached its obligations under the Convertible Notes and the Convertible Note Warrants. Puritan also asserts that the Company did not comply with its obligations to provide Puritan with 833 freely tradable shares of Common Stock in a timely manner. Puritan asserts claims for declaratory judgment, breach of contract, conversion, foreclosure of its security interest, replevin, unjust enrichment, and indemnification, and seeks remedies, including damages totaling $2,725,000 through November 1, 2023, additional fees and interest thereafter, costs and attorney’s fees, an order of foreclosure on its security interest, and other declaratory relief. The Company carried a contingent liability of $1,175,845 as of December 31, 2025 related to the Convertible Notes.

On August 13, 2026, the Company entered into a settlement agreement with Puritan, whereby the case will be dismissed without prejudice, and the Company issued new convertible notes in the aggregate amount of $2,350,000 in exchange for the convertible note and warrant issued to Puritan in January 2022. Accordingly, the Company recognized an additional contingent liability of $1,174,155 as of June 30, 2026, which was recorded as a loss in the accompanying unaudited condensed consolidated statements of operations. See Note 13 for a detailed description of the settlement and related transactions.

NOTE 10 – PROFIT-SHARING PLAN

The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company’s discretionary profit-sharing contributions are determined annually by the Board. No discretionary profit-sharing contributions were made to the 401(k) profit-sharing plan during the three and six months ended June 30, 2026 and 2025.

NOTE 11 – STOCKHOLDERS’ EQUITY (DEFICIT)

Common and Preferred Stock

As of June 30, 2026 and December 31, 2025, the Company was authorized to issue 250,000,000 shares of Common Stock and had shares issued and outstanding of 2,475,321 and 1,781,738, respectively. The Company is also authorized to issue 20,000,000 shares of preferred stock, of which 4,243 shares are designated as Series A convertible preferred stock, par value $0.0001. No shares of preferred stock were issued and outstanding as of June 30, 2026 and December 31, 2025.

In January 2026, the Company issued 3,927 shares of Common Stock withheld by the Company for 12 months after the Elevai Closing to secure the indemnification obligations of the Seller and the Parent under the Asset Purchase Agreement. These shares had a fair value of $67,742. As of December 31, 2025, the withheld shares are disclosed as consideration payable on the consolidated balance sheet.

In March 2026, the Company sold 689,656 shares of Common Stock at a price of $0.29 per share for net proceeds of $190,001 to International Capital Partners LLC, a Florida limited liability company (“ICP”). In connection with this sale, Janakiram Ajjarapu was appointed by the Company’s Board of Directors (the “Board”) as Chairman of the Board and the Company’s Chief Executive Officer as of the closing date. Mr. Ajjarapu is the managing member of, and holds a direct minority membership interest in, ICP and serves as the trustee of a family trust that holds the remaining outstanding membership interests in ICP.

2023 Long-Term Incentive Plan

In July 2023, the stockholders of the Company approved the 2023 Long-Term Incentive Plan (the “2023 Plan”), which replaced the Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”). No new awards are being made under the 2009 Plan. Under the 2023 Plan, the Board may grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, or other stock-based awards to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and non-qualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value, and any price determined by the Board. Options expire no more than ten years after the date of the grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months.

The initial maximum number of shares of Common Stock that may be issued under the 2023 Plan through incentive stock options was 34,880, which automatically increases on January 1 of each year for a period commencing on January 1, 2024, and ending on and including January 1, 2032, by an amount equal to the lesser of 50,000 shares, 4% of the outstanding shares of Common Stock determined on a fully diluted basis as of the immediately preceding year-end, or such smaller number of shares as determined by the Board or the compensation committee of the Board. In addition, the following shares will be added (or added back) to the shares available for issuance under the 2023 Plan:

●	Shares subject to 2009 Plan or 2023 Plan awards that expire, terminate, or are canceled or forfeited for any reason;
●	Shares that are withheld to satisfy the exercise price of an option issued under the 2009 Plan or 2023 Plan;
●	Shares that are withheld to satisfy tax withholding obligations related to any award under the 2009 Plan or 2023 Plan; and
●	Shares that are subject to a stock appreciation right that are not delivered on exercise or settlement.

Shares of Common Stock issued through the assumption or substitution of awards in connection with a future acquisition of another entity will not reduce the shares available for issuance under the 2023 Plan.

Warrants Outstanding

A summary of warrant activity during the six months ended June 30, 2026 is as follows:

	Number of Shares Issuable on Exercise	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2025	447,673	$107.03	3.53	$—
Issued	—	—	—	—
Exercised	—	—	—	—
Outstanding, June 30, 2026	447,673	$107.03	3.03	$—
Exercisable, June 30, 2026	447,673	$107.03	3.03	$—

Options Outstanding

A summary of option activity during the six months ended June 30, 2026 is as follows:

	Number of Shares Issuable on Exercise	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2025	102,879	$39.98	8.26	$—
Granted	—	—	—	—
Forfeitures	(60,668)	33.73	—	—
Outstanding, June 30, 2026	42,211	$48.95	6.95	$—
Vested/Exercisable, June 30, 2026	28,295	$57.22	6.43	$—

The Company recorded stock-based compensation expense for options of $78,759 and $194,323 for the three months ended June 30, 2026 and 2025, respectively, and $224,686 and $309,152 for the six months ended June 30, 2026 and 2025, respectively. As of June 30, 2026, there was approximately $303,092 of total unrecognized compensation expense related to unvested stock options, which will be recognized over the weighted average remaining vesting period of 1.24 years.

NOTE 12 – INCOME TAXES

The Company did not record any income tax provision or benefit for the three and six months ended June 30, 2026 and 2025. The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of its deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, the Company has not reflected any benefit of such deferred tax assets in the accompanying unaudited condensed consolidated financial statements.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheet date through the date these unaudited condensed consolidated financial statements were available to be issued.

Puritan Settlement

As detailed in Note 9, Puritan Partners LLC (“Puritan”) commenced an action captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., Index No. 655566/2023 (Supreme Court of the State of New York, County of New York) (the “Action”), against the Company and its subsidiary, Carmell Regen Med Corporation (f/k/a Carmell Therapeutics Corporation) (“Carmell Regen”) in January 2022.

On August 13, 2026 (the “Puritan Closing Date”), the Company, Carmell Regen, and Puritan entered into a Settlement Agreement (the “Settlement Agreement”) to resolve the Action and all related claims. Pursuant to the Settlement Agreement, the Company exchanged the Convertible Note issued to Puritan in 2022 for a new Senior Secured Convertible Note of the Company in the principal amount of $1,250,000 (the “Initial Note”). In exchange for cancellation of the Convertible Note Warrant issued to Puritan in 2022, the Company issued Puritan a new Senior Secured Convertible Note in the principal amount of $1,100,000 (the “Additional Note” and, together with the Initial Note, the “Notes”). The Notes bear interest at 10% per annum, mature on February 13, 2028, and are convertible at a fixed conversion price of $0.50 per share, subject to an alternative conversion price (at Puritan’s election) equal to 80% of the average closing trade price of the Company’s common stock over the five trading days preceding conversion, if lower. The Company is required to offer to prepay the Notes with 25% of gross proceeds from certain future debt or equity issuances. The Notes are senior secured obligations, guaranteed by all subsidiaries of the Company, except Elevai Skincare, Inc., and are secured by a first-priority lien on the assets of these entities. The Company exchanged mutual general releases and agreed to file a registration statement covering resale of the shares issuable upon conversion of the Notes within 30 days of the Puritan Closing Date and file a stipulation dismissing the Action without prejudice within 3 business days of such date. In addition, the Company and the Named Subsidiaries delivered an affidavit of confession of judgment in Puritan’s favor for the aggregate outstanding principal amount of the Notes plus specified default interest, late fees, and enforcement costs, which Puritan may file and reduce to judgment without prior notice or a hearing upon an uncured Event of Default. The Notes are also subject to mandatory prepayment upon a change of control, a qualified offering, or a sale of all or substantially all of the Company’s assets, and, upon an uncured Event of Default, to a redemption premium of 115% of outstanding principal and an increase in the interest rate to 15% per annum. The Company has also agreed to reserve authorized but unissued shares of common stock sufficient to cover at least four times the maximum number of shares issuable upon conversion of the Notes.

The Company is evaluating the accounting impact of the Settlement Agreement, including whether the exchange of the Existing Note and cancellation of the Warrant should be accounted for as a debt extinguishment or modification under ASC 470, Debt, and the resulting effect, if any, on the Company’s previously recorded accrued interest payable and legal contingency related to the Action. The Company expects to reflect the effects of the Settlement Agreement in its financial statements for the period in which the Puritan settlement was executed.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the related notes contained in Part I, Item 1 of this Quarterly Report on Form 10-Q (this “Quarterly Report”), and our audited consolidated financial statements and the notes thereto, Part I – Item 1A. “Risk Factors” and Part II – Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”). Unless the context requires otherwise, references in this Quarterly Report to “Longevity,” the “Company,” “we,” “us,” or “our” are intended to refer to Longevity Health Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations, assumptions and projections about future events. These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “future,” “intend,” “anticipate,” “likely,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements include, but are not limited to, statements and expectations regarding our expected future growth and our ability to manage such growth, our estimates regarding anticipated operating losses, future revenue, capital requirements and our needs for, and ability to raise, financing in the future, our success in retaining or recruiting officers, key employees or directors, factors relating to our business, operations and financial performance, including our ability to commercialize our products, market acceptance of our products, our ability to compete effectively, market conditions within our industry, our ability to respond and adapt to change in technology or customer behavior as well as all other statements other than statements of historical fact included in this Quarterly Report. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other filings we make with the U.S. Securities and Exchange Commission (the “SEC”), including those described under Part I, Item 1A, “Risk Factors” in the 2025 Annual Report. These forward-looking statements represent our estimates and assumptions as of the filing date of this Quarterly Report. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Overview

We are a bio-aesthetics company focused on longevity and healthy aging. Our cosmetic skincare and haircare products support skin and hair health and are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. Our product pipeline also includes innovative regenerative bone and tissue healing products on which further research and development has been paused. We sell our cosmetic products primarily in the United States through three channels, including business-to-business, direct-to-consumer and distributor sales channels.

Recent Developments

Puritan Settlement

As detailed in Note 9 to the accompanying unaudited condensed consolidated financial statements, Puritan Partners LLC (“Puritan“) commenced an action captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., Index No. 655566/2023 (Supreme Court of the State of New York, County of New York) (the “Action”), against the Company and its subsidiary, Carmell Regen Med Corporation (f/k/a Carmell Therapeutics Corporation) (“Carmell Regen”), asserting claims for declaratory judgment, breach of contract, conversion, foreclosure, replevin, and indemnification arising out of the Convertible Note and warrant to purchase Company common stock issued to Puritan in January 2022.

On August 13, 2026 (the “Puritan Closing Date”), the Company, Carmell Regen, and Puritan entered into a Settlement Agreement (the “Settlement Agreement”) to resolve the Action and all related claims. Pursuant to the Settlement Agreement, the Company exchanged the Convertible Note issued to Puritan in 2022 for a new Senior Secured Convertible Note of the Company in the principal amount of $1,250,000 (the “Initial Note”). In addition, the Company issued Puritan a new Senior Secured Convertible Note in the principal amount of $1,100,000 (the “Additional Note” and, together with the Initial Note, the “Notes”) in exchange for cancellation of the warrant issued to Puritan in 2022. These Notes bear interest at 10% per annum, mature on February 13, 2028, and are convertible at a fixed conversion price of $0.50 per share, subject to an alternative conversion price (at Puritan's election) equal to 80% of the average closing trade price of the Company's common stock over the five trading days preceding conversion, if lower. The Company is required to offer to prepay the Notes with 25% of gross proceeds from certain future debt or equity issuances. The Notes are senior secured obligations, guaranteed by all subsidiaries of the Company, except Elevai Skincare, Inc., and are secured by a first-priority lien on the assets of these entities. The Company exchanged mutual general releases and agreed to file a registration statement covering resale of the shares issuable upon conversion of the Notes within 30 days of the Puritan Closing Date and file a stipulation dismissing the Action without prejudice within 3 business days of such date. See Note 13 to the accompanying unaudited condensed consolidated financial statements for further details.

Private Placement

On March 16, 2026 (the “Closing Date”), we closed a private placement (the “PIPE”), whereby we received gross proceeds of approximately $200,000 for the sale of 689,656 shares of our common stock, par value $0.0001 per share (“Common Stock”), at an offering price of $0.29 per share, to International Capital Partners LLC, a Florida limited liability company (“ICP”). We incurred approximately $10,000 in issuance costs related to the PIPE. The shares of Common Stock were offered and sold in the PIPE in reliance on the exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof and/or Rule 506(c) of Regulation D promulgated thereunder, and applicable state securities laws.

Chairman and Chief Executive Officer Transition

Effective as of the Closing Date, we and Rajiv Shukla, our former Chairman and Chief Executive Officer, mutually agreed that Mr. Shukla would no longer serve as our Chairman, director and Chief Executive Officer. In connection with Mr. Shukla’s separation from the Company, he and the Company entered into a separation and release of claims agreement, dated March 13, 2026 (the “Separation Agreement”), pursuant to which Mr. Shukla would receive a monthly payment of $30,000 for a period of 12 months (the “Severance Period”), beginning in April 2026; provided that the Severance Period will increase to 18 months in the event that, within three months following the effective date of the Separation Agreement, the Company consummates a transaction or transactions resulting in any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company. In addition, Mr. Shukla may receive a one-time, lump sum cash payment in satisfaction of his accrued and unpaid bonus in the amount of four hundred and eighty thousand dollars ($480,000) upon the closing of a capital raise of at least one million dollars ($1,000,000).

Janakiram Ajjarapu was appointed by the Company’s Board of Directors (the “Board”) as a director of the Company, the Chairman of the Board and the Company’s Chief Executive Officer effective as of the Closing Date. Mr. Ajjarapu is the managing member of, and holds a direct minority membership interest in, ICP and serves as the trustee of a family trust that holds the remaining outstanding membership interests in ICP.

Impact of Macroeconomic Events

Economic uncertainty in various global markets caused by political instability and conflicts, such as the conflicts in the Middle East, the ongoing Russia-Ukraine war and the related sanctions imposed against Russia, geopolitical tensions between the United States and China, the imposition and threat of tariffs and other trade restrictions by the U.S. government and foreign governments and related trade tensions have led to market disruptions, including significant volatility in commodity prices, credit and capital market instability, supply chain interruptions, high levels of inflation and fluctuating interest rates. Our business, financial condition, and results of operations could be materially and adversely affected by further negative impacts on the global economy and capital markets resulting from these global economic conditions, particularly if such conditions are prolonged or worsen. Although to date, our results of operations have not been materially impacted by these global economic and geopolitical conditions, it is impossible to predict the extent to which our operations may be impacted in the short- and long-term. The extent and duration of these market disruptions are impossible to predict. Any such disruptions may also magnify the impact of other risks described in Part I, Item 1A. “Risk Factors” in our 2025 Annual Report.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements, as well as the reported revenue, expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Going Concern and Management Plan

The unaudited condensed consolidated financial statements included elsewhere herein for the six months ended June 30, 2026, were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. As of June 30, 2026, we had cash of $35,471 and negative net working capital of $8,881,397, and a net loss of $3,315,003 and negative net cash flow from operations of $709,172 for the six months ended June 30, 2026.

We have incurred substantial recurring losses from continuing operations, have used, rather than provided, cash from our continuing operations, and are dependent on additional financing to fund future operations. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the date our unaudited condensed consolidated financial statements were issued. The unaudited condensed consolidated financial statements included elsewhere herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management’s plans that may alleviate substantial doubt about our ability to continue as a going concern include the acquisition of cash flow-generating assets or businesses and raising additional debt or equity financing. Although the Company has been successful in raising capital in the past and expects to do so in the future, there are no guarantees that it will be able to raise funds as anticipated.

Comparison of Results of Operations for the Three Months Ended June 30, 2026 and 2025

The following table sets forth our unaudited condensed consolidated results of operations for the three months ended June 30, 2026 and 2025:

	Three Months Ended June 30,			% Change
	2026	2025	Change
	(unaudited)
Gross sales	$444,967	$535,978	$(91,011)	(17%)
Discounts and allowances	(48,976)	(32,366)	(16,610)	51%
Net sales	395,991	503,612	(107,621)	(21%)
Cost of sales	160,455	200,954	(40,499)	(20%)
Gross profit	235,536	302,658	(67,122)	(22%)
Operating expenses:
Selling and marketing	191,438	345,505	(154,067)	(45%)
Research and development	73,351	228,606	(155,255)	(68%)
General and administrative	681,559	1,564,967	(883,408)	(56%)
Depreciation and amortization of intangibles	13,338	22,184	(8,846)	(40%)
Total operating expenses	959,686	2,161,262	(1,201,576)	(56%)
Loss from operations	(724,150)	(1,858,604)	1,134,454	(61%)
Other income (expenses), net	(1,159,140)	(27,834)	(1,131,306)	4,064%
Loss from continuing operations before income taxes	(1,883,290)	(1,886,438)	3,148	(0%)
Income tax benefit	—	—	—	0%
Net loss	$(1,883,290)	$(1,886,438)	$3,148	(0%)

Sales/Gross Profit

Gross sales decreased by $91,011 to $444,967 for the three months ended June 30, 2026 as compared to three months ended June 30, 2025. This decrease was principally attributable to lower demand for the Company's products, primarily due to increased competition in the bio-aesthetics market. Discounts and allowances related to these sales totaled $48,976 and $32,366 for the three months ended June 30, 2026 and 2025, respectively. The increase was driven by a higher level of promotions to drive product sales and reduce the Company's exposure to expiring inventory. Our net revenue, cost of goods sold, and gross profit on these sales were $395,991, $160,455, and $235,536, respectively, for the three months ended June 30, 2026, and $503,612, $200,954, and $302,658, respectively, for the three months ended June 30, 2025.

Operating Expenses

Selling and marketing expenses totaled $191,438 and $345,505 for the three months ended June 30, 2026 and 2025, respectively. This decrease was primarily driven by cost efficiencies, including headcount reductions in the Elevai business line, which was acquired in the first quarter of 2025.

Research and development expenses decreased by $155,255 to $73,351 for the three months ended June 30, 2026, as compared to the three months ended June 30, 2025. This decrease was driven by a reduction in internal resources dedicated to research and development activities.

General and administrative expenses were $681,559 and $1,564,967 for the three months ended June 30, 2026 and 2025, respectively. This decrease was primarily driven by lower legal and other professional fees and compensation costs.

Other Income (Expense), Net

Other expense, net, was $1,159,140 for the three months ended June 30, 2026, as compared to other expenses, net, of $27,834 for the corresponding period of 2025. During the 2026 period, we recorded an increase in the contingent liability for the Puritan Settlement of $1,174,155 and an inventory write-down of $38,917 related to expired raw materials and an increase in the reserve for excess inventory. This increase was partially offset by a $55,996 reduction in earnout liabilities for three months ended June 30, 2026 as compared to a $29,630 increase in such liabilities for the three months ended June 30, 2025.

Comparison of Results of Operations for the Six Months Ended June 30, 2026 and 2025

The following table sets forth our unaudited condensed consolidated results of operations for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,			% Change
	2026	2025	Change
Gross sales	$869,357	$1,070,921	$(201,564)	(19%)
Discounts and allowances	(81,602)	(56,956)	(24,646)	43%
Net sales	787,755	1,013,965	(226,210)	(22%)
Cost of sales	315,194	441,484	(126,290)	(29%)
Gross profit	472,561	572,481	(99,920)	(17%)
Operating expenses:
Selling and marketing	462,075	626,054	(163,979)	(26%)
Research and development	128,839	425,518	(296,679)	(70%)
General and administrative	1,905,913	2,840,128	(934,215)	(33%)
Depreciation and amortization of intangibles	28,376	46,136	(17,760)	(38%)
Total operating expenses	2,525,203	3,937,836	(1,412,633)	(36%)
Loss from operations	(2,052,642)	(3,365,355)	1,312,713	(39%)
Other income (expenses), net	(1,262,361)	(26,950)	(1,235,411)	4,584%
Loss from continuing operations before income taxes	(3,315,003)	(3,392,305)	77,302	(2%)
Income tax expense	—	—	—	0%
Net loss	(3,315,003)	(3,392,305)	77,302	(2%)

Sales/Gross Profit

Gross sales decreased by $201,564 to $869,357 for the six months ended June 30, 2026 as compared to six months ended June 30, 2025. This decrease was principally attributable to lower demand for the Company's products, primarily due to increased competition in the bio-aesthetics market. Discounts and allowances related to these sales totaled $81,602 and $56,956 for the six months ended June 30, 2026 and 2025, respectively. The increase was driven by a higher level of promotions to drive product sales and reduce the Company's exposure to expiring inventory. Our net revenue, cost of goods sold, and gross profit on these sales were $787,755, $315,194, and $472,561, respectively, for the six months ended June 30, 2026, and $1,013,965, $441,484, and $572,481, respectively, for the six months ended June 30, 2025.

Operating Expenses

Selling and marketing expenses totaled $462,075 and $626,054 for the six months ended June 30, 2026 and 2025, respectively. This decrease was primarily driven by cost efficiencies, including headcount reductions, in the Elevai business line, which was acquired in the first quarter of 2025.

Research and development expenses decreased by $296,679 to $128,839 for the six months ended June 30, 2026, as compared to the six months ended June 30, 2025. This decrease was driven by a reduction in internal resources dedicated to research and development activities.

General and administrative expenses were $1,905,913 and $2,840,128 for the six months ended June 30, 2026 and 2025, respectively. This decrease was principally due to a lower level of legal and other professional fees and compensation costs, partially offset by a $360,000 accrual for severance related to the separation of our former Chairman and Chief Executive Officer.

Other Income (Expense), Net

Other expense, net, was $1,262,361 for the six months ended June 30, 2026, as compared to other expenses, net, of $26,950 for the corresponding period of 2025. During the 2026 period, we recorded an increase in the contingent liability for the Puritan Settlement of $1,174,155 and an inventory write-down of $235,601 related to expired raw materials and a reserve for excess inventory. This increase was partially offset by a $152,049 reduction in earnout liabilities for the six months ended June 30, 2026 as compared to a $29,630 increase in such liabilities for the six months ended June 30, 2025.

Liquidity, Capital Resources, and Going Concern

As of June 30, 2026, we had cash of $35,471 and negative working capital of $8,881,397. In addition, we had a net loss of $3,315,003 and negative cash flows from operations of $709,172 for the six months ended June 30, 2026. Since our inception, we have financed operations principally through our issuances of debt and equity securities.

The cash available to us may not be sufficient to allow us to operate for the next 12 months due to our current and potential liabilities. We will need to raise additional capital through equity or debt issuances. If we are unable to raise additional capital, we may be required to take further measures to conserve liquidity, which could include, but are not limited to, curtailing operations and reducing overhead expenses. We cannot provide any assurance that any new financing will be available on commercially acceptable terms, if at all, or will be completed on a timely basis. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, which contemplates the continuation of the Company as a going concern, the realization of assets, and the satisfaction of liabilities in the normal course of business. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, or that may be necessary should we be unable to continue as a going concern.

Debt

As of June 30, 2026, we had outstanding debt totaling $61,298 related to the financing of insurance premiums and other short-term borrowing. In addition to our continuing insurance premium financing programs, we entered into a revolving credit facility in June 2026 offered and administered by Shopify, Inc .and originated and financed by WebBank, an FDIC-insured bank. Under the terms of the agreement, the Company received aggregate proceeds of $50,000 in June 2026, which is being repaid through a daily remittance of 25% of the Company's gross sales processed through the Shopify platform. See Note 8 to the accompanying unaudited condensed consolidated financial statements.

Cash Flows

The following table summarizes our unaudited condensed consolidated cash flows for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,			%
	2026	2025	Change	Change
Net cash used in operating activities	$(709,172)	$(1,589,143)	$879,971	(55%	)
Net cash used in investing activities	—	(165,000)	165,000	(100%	)
Net cash provided by financing activities	37,903	3,148,203	(3,110,300)	(99%	)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2026 totaled $709,172 as compared to $1,589,143 in the same period of 2025. This improvement was driven by a decrease in our net operating loss of $1,312,713 for the six months ended June 30, 2026, relative to the comparable period of 2025, partially offset by an increase in accrued expenses and other liabilities of $393,050.

Investing Activities

During the six months ended June 30, 2025, we paid $150,000 of costs related to the Elevai Acquisition (as defined in Note 4 to the accompanying unaudited condensed consolidated financial statements) and $15,000 in offering costs related to the THPlasma merger agreement that was terminated in the fourth quarter of 2025.

Financing Activities

Net cash provided by financing activities was $37,903 and $3,148,203 for the six months ended June 30, 2026 and 2025, respectively. During the six months ended June 30, 2026, we closed the PIPE for net proceeds of $190,001 and borrowed $50,000 under a revolving credit facility as detailed in Note 8 to the accompanying unaudited condensed consolidated financial statements. In the comparable period of 2025, we closed a private placement and sold our common stock under an at-the-market facility for net proceeds of $3,397,476. Repayment of loans totaled $202,098 for the six months ended June 30, 2026 as compared to $249,273 in the comparable period of 2025.

Contingencies

On November 8, 2023, Puritan filed a complaint captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., Index No. 655566/2023 (New York Supreme Court, New York County), as detailed in Note 9 to the accompanying unaudited condensed consolidated financial statements.

On August 13, 2026 (the “Puritan Closing Date”), the Company, Carmell Regen, and Puritan entered into a Settlement Agreement (the “Settlement Agreement”) to resolve the Action and all related claims. Pursuant to the Settlement Agreement, the Company exchanged the Convertible Note issued to Puritan for a new Senior Secured Convertible Note of the Company in the principal amount of $1,250,000 (the “Initial Note”). In exchange for cancellation of the Warrant, the Company issued Puritan a new Senior Secured Convertible Note in the principal amount of $1,100,000 (the “Additional Note” and, together with the Initial Note, the “Notes”). The Notes bear interest at 10% per annum, mature on February 13, 2028, and are convertible at a fixed conversion price of $0.50 per share, subject to an alternative conversion price (at Puritan's election) equal to 80% of the average closing trade price of the Company's common stock over the five trading days preceding conversion, if lower. The Company is required to offer to prepay the Notes with 25% of gross proceeds from certain future debt or equity issuances. The Notes are senior secured obligations, guaranteed by all subsidiaries of the Company, except Elevai Skincare, Inc., and are secured by a first-priority lien on the assets of these entities. The Company exchanged mutual general releases and agreed to file a registration statement covering resale of the shares issuable upon conversion of the Notes within 30 days of the Puritan Closing Date and file a stipulation dismissing the Action without prejudice within 3 business days of such date. See Note 13 to the accompanying unaudited condensed consolidated financial statements for further details.

Contractual Obligations and Commitments

In addition to financing obligations under our debt agreements, our contractual and commercial commitments include expenditures for operating leases and royalty payments. See Note 4 and Note 9 to the accompanying unaudited condensed consolidated financial statements for information on the royalties related to the Asset Purchase Agreement (as defined in Note 4 to the accompanying unaudited condensed consolidated financial statements) and the Yuva License (as defined in Note 9 to the accompanying unaudited condensed consolidated financial statements).

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. Although we qualify as an emerging growth company, we have elected not to “opt-out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt-out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million, and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year, and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time that we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not required.

Item 4. Controls and Procedures.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures as of June 30, 2026. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of such date due to the material weaknesses in our internal controls. During the course of its evaluation, management identified material weaknesses in the Company’s internal controls over the classification of operating expenses in the second quarter of 2025, the accounting treatment for a complex transaction in the third quarter of 2025, and the calculation of stock-based compensation for forfeitures in the first quarter of 2026. We have addressed these weaknesses by implementing additional review procedures and adopting a policy requiring formal documentation to substantiate the accounting treatment of all material transactions, including references to the relevant authoritative guidance.

Changes in Internal Control Over Financial Reporting

Other than as addressed above, there has been no change in our internal control over financial reporting during the most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

For a description of our material pending legal proceedings, see Note 9 and Note 13 to the accompanying unaudited condensed consolidated financial statements, which are incorporated herein by reference.

Item 1A. Risk Factors.

There have been no material changes from the risk factors disclosed under “Risk Factors” in Part I, Item 1A of our 2025 Annual Report. The risks and uncertainties described in our 2025 Annual Report are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

Insider Trading Arrangements

During the six months ended June 30, 2026, none of the Company’s directors or officers (as defined in Rule 16a-1(f) of the Exchange Act) adopted, terminated or modified a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K).

Item 6. Exhibits.

The following exhibits are filed as part of this Quarterly Report:

Exhibit	Description
10.1

Settlement Agreement, dated August 13, 2026, by and among Longevity Health Holdings, Inc., Carmell Regen Med Corporation, and Puritan Partners LLC. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

10.2

10% Senior Secured Convertible Note due February 13, 2028, in the original principal amount of $1,250,000, issued by Longevity Health Holdings, Inc. to Puritan Partners LLC, dated August 13, 2026 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

10.3

10% Senior Secured Convertible Note due February 13, 2028, in the original principal amount of $1,100,000, issued by Longevity Health Holdings, Inc. to Puritan Partners LLC, dated August 13, 2026 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

10.4

Securities Purchase Agreement, dated August 13, 2026, by and among Longevity Health Holdings, Inc., Carmell Regen Med Corporation, and Puritan Partners LLC. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

10.5

Amended and Restated Security Agreement, dated August 13, 2026, by and among Longevity Health Holdings, Inc., certain of its subsidiaries, and Puritan Partners LLC. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

10.6

Amended and Restated Intellectual Property Security Agreement, dated August 13, 2026, by and among Longevity Health Holdings, Inc., certain of its subsidiaries, and Puritan Partners LLC. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

10.7

Subsidiary Guarantee dated August 13, 2026, by Carmell Regen Med Corporation and Carmell Cosmetics Corporation in favor of Puritan Partners LLC. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101 INS	Inline XBRL Instance Document.
101.SCH	Inline Schema Document.
101 CAL	Inline XBRL Calculation Linkbase Document.
101 DEF	Inline XBRL Definition Linkbase Document.
101 LAB	Inline XBRL Label Linkbase Document.
101 PRE	Inline XBRL Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document filed as Exhibit 101).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Longevity Health Holdings, Inc.

Date: August 14, 2026	By:	/s/ Janakiram Ajjarapu
Name: Janakiram Ajjarapu
Title: Chairman and Chief Executive Officer

Longevity Health Holdings, Inc.

Date: August 14, 2026	By:	/s/ Bryan J. Cassaday
Name: Bryan J. Cassaday
Title: Chief Financial Officer

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Janakiram Ajjarapu, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 of Longevity Health Holdings, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 14, 2026	By:	/s/ Janakiram Ajjarapu
Janakiram Ajjarapu
Chairman and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bryan J. Cassaday, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 of Longevity Health Holdings, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 14, 2026	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Longevity Health Holdings, Inc. (the “Company”) on Form 10-Q for the period ending June 30, 2026, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	By:	/s/ Janakiram Ajjarapu
August 14, 2026		Janakiram Ajjarapu
Chairman and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Longevity Health Holdings, Inc. (the “Company”) on Form 10-Q for the period ending June 30, 2026, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2026	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday
Chief Financial Officer